Exhibit 99.1
CKX FILED AMENDMENT TO RULE 13E-3 TRANSACTION STATEMENT
NEW YORK, June 10, 2011 — CKx, Inc. (NASDAQ: CKXE) today announced that it has amended and supplemented the Rule 13e-3 Transaction Statement filed with the Securities and Exchange Commission (the “SEC”) by CKx, the Promenade Trust and Priscilla Presley on May 20, 2011, as previously amended on May 23, 2011, June 2, 2011 and June 7, 2011, relating to the tender offer by Colonel Offeror Sub, LLC (“Offeror”) to acquire all of the outstanding shares of CKx common stock at an offer price of $5.50 per share. Offeror and certain other persons have filed with the SEC a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO that provides the terms of the tender offer. CKx has also filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of CKx’s board of directors that CKx’s stockholders accept the tender offer and tender their Common Shares to Offeror. The offer to purchase and related documents in connection with the tender offer contain other important terms and conditions with respect to the tender offer and should be carefully reviewed by stockholders.
About CKx, Inc.
CKx is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. CKx’s current properties include the rights to the name, image and likeness of Elvis Presley and Muhammad Ali, the operations of Graceland, and proprietary rights to the IDOLS and So You Think You Can Dance television brands, including the American Idol series in the United States and local adaptations of the IDOLS and So You Think You Can Dance television show formats which, collectively, air in more than 100 countries. For more information about CKx, visit its corporate website at www.CKx.com.
# # #

STRICTLY CONFIDENTIAL
WLR&K DRAFT: 6/6/11
IMPORTANT NOTICE: This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of CKx. Offeror and certain other persons have filed a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO with the SEC, and has mailed an offer to purchase, forms of letter of transmittal and related documents to CKx stockholders. CKx has filed with the SEC, and has mailed to CKx stockholders, a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of CKx are urged to read them carefully when they become available.
These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or by calling toll-free (888) 750-5834, or by directing a request by mail to Goldman, Sachs & Co., 200 West Street, New York, NY 10282, or by calling toll-free (800) 323-5678. You may also read and copy the solicitation/recommendation statement and any reports, statements and other information filed by Offeror or CKx with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please visit the SEC’s website for further information on its public reference room.
Forward-Looking Statements
This release contains forward-looking statements as defined by the federal securities law which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. CKx does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
For CKx, Inc.:
William Schmitt, ICR Inc.
203-682-8200
ckxe-g